Exhibit 99.A

AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees
Years Ended December 31, 2005 and 2004
With Report of Independent Registered Public Accounting Firm

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

Audited Financial Statements
and Supplemental Schedule

Years Ended December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee
NOVA Chemicals Inc.
    Savings and Profit Sharing Plan
    for U.S. Employees

We have audited the accompanying statements of net assets available for benefits of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2005 and 2004, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2005, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

May 25, 2006

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

Statements of Net Assets Available for Benefits

	December 31
	2005	2004
Assets
Investments, at fair value (Note 3)	$129,228,083	$128,939,929
Participant loans	2,068,426	1,948,935
Total investments	131,296,509	130,888,864

Cash	22,660	301,111
Other receivable	32,589	19,371
Net assets available for benefits	$131,351,758	$131,209,346

See accompanying notes.

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31
	2005	2004
Investment (expense) income:
Interest	$409,786	$267,363
Dividends	3,918,571	1,843,492
Realized and unrealized (depreciation) appreciation in fair value of investments (Note 3)	(9,720,454)	24,072,187
Net investment (expense) income	(5,392,097)	26,183,042

Contributions:
Employer	3,468,772	3,120,159
Participating employees	8,535,983	7,311,602
Employee rollovers	541,872	302,230
	12,546,627	10,733,991
Total investment income and contributions	7,154,530	36,917,033

Distributions to participants	(7,010,660)	(8,036,969)
Transfers to the Plan	1,992	—
Other	(3,450)	(3,550)
Increase in net assets available for benefits	142,412	28,876,514

Net assets available for benefits at beginning of year	131,209,346	102,332,832
Net assets available for benefits at end of year	$131,351,758	$131,209,346

See accompanying notes.

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

Notes to Financial Statements

December 31, 2005 and 2004

1. Description of the Plan

The following description of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees (the Plan) provides only general information. Participants should refer to the summary plan description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which was established by the Board of Directors of NOVA Chemicals Inc. (the Company) (formerly Novacor Chemicals Incorporated) to provide employees of the Company and designated affiliates with the opportunity to save for their future financial needs. Employees are eligible to participate in the Plan at the beginning of the first month following their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may make qualified contributions to the Plan of not less than one percent (1%) nor more than one hundred percent (100%) (ten percent (10%) for highly compensated employees) of their pretax or after-tax base pay, not exceeding $14,000 and $13,000 in total in calendar years 2005 and 2004, respectively. All employee contributions are made through payroll deductions. On the first day of the month following completion of twelve months of service, employees are eligible for an employer contribution of two percent (2%) of base pay, and a match of one percent (1%) for each personal one percent (1%) contribution, up to two percent for (2%) personal contributions against base pay. The Plan also includes a profit-sharing component whereby employees can receive up to six percent (6%) of their base pay and are given the option of investing it in the Plan. Total contributions are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service. Contributions and any investment earnings are not taxable until withdrawn.

Participant Account, Vesting, and Distributions

Each participant’s account is credited with the participant’s and employer’s contributions and allocations of the Plan’s earnings. Allocations are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in their account. Upon normal retirement or termination of employment, participants or beneficiaries may receive the value of their account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling them to borrow a minimum of $1,000 up to the lesser of $50,000 or fifty percent (50%) of the participant’s vested account balance, not including the NOVA Chemicals Stock Fund. The loans bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator. The current loan accounts bear interest at rates of six percent (6%) to twelve percent (12%), are secured by the assets in the member’s account, and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company.

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are stated at fair market value. The units/shares are valued at quoted market prices which represent the net asset values of units/shares held by the Plan at year-end. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Costs of securities sold are valued at average unit cost.

Administrative Costs

All investment fees (included in other on the statements of changes in net assets available for benefits) are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor with the exception of the origination fee for loans, which is paid directly by the employee.

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2005	2004
NOVA Chemicals Stock Fund	$29,675,566	$41,181,934
Fidelity Magellan Fund	16,588,045	16,859,018
Vanguard Index Trust 500 Portfolio	15,007,539	13,285,847
Fidelity Equity Income II Fund	11,731,589	10,998,418
Schwab Stable Value Fund	10,941,574	9,818,971
PIMCO Total Return Fund	7,898,854	7,375,167
ING International Value Fund	7,366,832	—

During 2005 and 2004, the Plan’s investments (including investments purchased, sold, as well as held during the year) (depreciated) appreciated in fair value as determined by quoted market prices as follows:

	December 31
	2005	2004
Common stock	$(11,136,595)	$18,922,280
Shares of registered investment companies	1,416,141	5,149,907
	$(9,720,454)	$24,072,187

4. Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

5. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

Supplemental Schedule

NOVA Chemicals Inc. Savings and Profit Sharing Plan
for U.S. Employees

EIN #36-3203832                  Plan #020

Schedule H, Line 4i — Schedule of Assets
(Held at End of Year)

December 31, 2005

			Market
Description of Assets	Units/Shares	Cost	Value
Investments:
NOVA Chemicals Stock Fund (1)	888,490	$17,365,924	$29,675,566
Fidelity Magellan Fund	155,844	16,291,097	16,588,045
Vanguard Index Trust 500 Portfolio	130,591	14,001,999	15,007,539
Fidelity Equity Income II Fund	513,193	11,989,611	11,731,589
Schwab Stable Value Fund	686,616	10,215,234	10,941,574
PIMCO Total Return Fund	752,272	8,006,153	7,898,854
ING International Value Fund	412,015	6,300,902	7,366,832
Goldman Sachs Mid-Cap Value Fund	135,534	4,786,082	4,743,696
Goldman Sachs Small-Cap Value Fund	115,275	4,702,336	4,705,537
WF Advantage Growth	167,830	3,791,665	3,539,544
TransCanada Pipeline Stock Fund	97,389	1,006,708	3,065,806
Brown Capital Small Company Fund	84,076	2,470,957	2,626,546
American Funds Europacific Growth	56,327	2,233,873	2,288,572
Goldman Sachs Growth Oppor A	105,080	2,186,906	2,264,474
Schwab Managed Retirement Trust 2010	159,962	2,196,125	2,212,280
Schwab Managed Retirement Trust 2020	108,391	1,610,857	1,621,529
Franklin Capital Growth CL A	128,371	1,358,892	1,428,773
Schwab Managed Retirement Trust 2030	72,344	1,141,805	1,152,436
Schwab Managed Retirement Trust 2040	13,330	215,042	215,538
Schwab Retirement Money Market Funds	153,352	153,353	153,353
Total investments		112,025,521	129,228,083

Other:
Participant loans (2)	2,068,426	2,068,426	2,068,426
		$114,093,947	$131,296,509

(1) Represents party in interest to the Plan.

(2) Loans are available to all participants enabling them to borrow up to the lesser of $50,000 or fifty percent (50%) of the participant’s account balance, not including the NOVA Chemicals Stock Fund. The current loan accounts bear interest at rates of six percent (6%) to twelve percent (12%), are secured by the assets in the member’s account, and must be repaid within five years.